Exhibit 16.1

Onestop Assurance PAC 10 Anson Road #06-15 International Plaza Singapore 079903 Email:audit@onestop-ca.com Website: www.onestop-ca.com

September 30, 2025

United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

Re:	MaxsMaking Inc.

Ladies and Gentlemen:

We have read the statements in the Form 6-K dated September 30, 2025, of MaxsMaking Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in Form 6-K.

Sincerely Yours,

/s/ OneStop Assurance PAC

Singapore